CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Other Service Providers”, “Goldman Funds – Financial Highlights” and “Experts” in the Form N-14 Registration Statement and related Proxy Statement and Prospectus and to the incorporation by reference of our reports dated December 23, 2003 for Goldman Sachs Core Fixed Income Fund and Goldman Sachs Municipal Income Fund (two of the funds comprising Goldman Sachs Trust) in the Form N-14 Registration Statement and related Statement of Additional Information of Goldman Sachs Core Fixed Income Fund and Goldman Sachs Municipal Income Fund filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
November 29, 2004